FOR IMMEDIATE RELEASE

AFLAC INCORPORATED ANNOUNCES THIRD QUARTER RESULTS,
DECLARES FOURTH QUARTER CASH DIVIDEND

COLUMBUS, Georgia - October 22, 2003 -- AFLAC Incorporated today reported its third quarter results. Total revenues were $2.9 billion in the third quarter, or 8.3% higher than a year ago. Net earnings were $237 million, or $.45 per diluted share, compared with $240 million, or $.45 per diluted share, a year ago. Net earnings in the third quarter of 2003 included realized investment losses of $6 million, or $.01 per diluted share, compared with realized investment losses of $3 million, or $.01 per share, a year ago. Net earnings in the quarter also included a loss of $2 million, or $.01 per diluted share, from the change in fair value of the interest rate component of the cross-currency swaps related to the company's senior notes as required by SFAS 133. The impact of SFAS 133 in the third quarter of 2002 was a gain of $33 million, or $.06 per diluted share.

In addition to net earnings, the company views operating earnings, a non-GAAP financial measure, as an important indicator of financial performance. We believe the combined presentation and evaluation of operating earnings, together with net earnings, provides information that may enhance an investor's understanding of the company's underlying profitability and results of operations. Our definition of operating earnings, as presented in this press release, excludes the following items on an after-tax basis from net earnings: realized investment gains/losses and the impact from SFAS 133. The fluctuations in these items are driven by external economic factors that may not reflect the results of our underlying business. Therefore, we believe operating earnings is a useful financial measure because it focuses on the performance of the business and excludes items that are inherently unpredictable.

Third quarter operating earnings were a record $245 million, compared with $210 million a year ago. Operating earnings per diluted share rose 17.5% to $.47, compared with $.40 per share in the third quarter of 2002. Translating yen into dollars did not impact the growth rate of operating earnings per diluted share for the quarter.

For the first nine months of 2003, total revenues rose 13.3% to $8.6 billion, reflecting the stronger average yen/dollar exchange rate for the period. Net earnings were $723 million, or $1.38 per diluted share, compared with $635 million, or $1.20 per share, for the first nine months of 2002. Operating earnings for the nine months were $728 million, or $1.39 per diluted share, compared with $604 million, or $1.14 per share, in 2002. Excluding the benefit of $.04 per share from the stronger yen to the dollar for the first nine months of the year, operating earnings per share increased 18.4%.

The board of directors declared the fourth quarter cash dividend of $.08 per share. The dividend is payable on December 1, 2003, to shareholders of record at the close of business on November 13, 2003.

Commenting on the company's third quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: "Overall, we are quite pleased with AFLAC's financial performance in 2003, although we are disappointed with the slower sales growth for AFLAC U.S. this year. Total new annualized premium sales rose 1.0% for the third quarter to $263 million, and as we announced in late September, we expect fourth quarter U.S. sales to be flat, compared with sales in the fourth quarter of 2002. However, we are convinced that the United States is a huge and underpenetrated market for our supplemental health insurance products. And we are equally confident that the actions we have taken to enhance our sales force management will ultimately prove effective. As a result, we believe it's just a matter of time before our U.S. sales growth rates improve.

"AFLAC Japan on the other hand has produced very strong financial and sales results throughout 2003, which has compensated for our U.S. sales performance. AFLAC Japan's total new annualized premium sales rose 15.9% in the third quarter to 29.5 billion yen, or $251 million. These strong sales results reflected the continued popularity of our new medical policy, EVER, as well as solid contributions from many other products. Due to tough comparisons to last year, we expect sales to increase 5% to 10% in yen terms for the fourth quarter. However, that would result in an 11% to 12% increase in total new annualized premium sales for the full year, which is well ahead of our initial sales goal of 5% to 10% for 2003.

"Most importantly, we believe we are very well positioned for continued strong earnings growth. We expect to increase operating earnings per share by 17% in 2003, excluding the impact of the yen. Last month we increased our 2004 objective from a 15% increase to 17% growth in operating earnings per diluted share before currency translation. And our objective for 2005 is to increase operating earnings per diluted share by 15% excluding the impact of foreign currency translation. Those objectives reflect the confidence we have in our business model and the significant opportunities we see for continued growth in the United States and Japan. There is no disputing that the United States and Japan are the largest insurance markets in the world. We believe those markets are perfectly suited for AFLAC's insurance products. And we further believe we are well positioned to tap into that vast potential."

AFLAC Incorporated (NYSE - AFL) is an international holding company. A Fortune 500® company, AFLAC insures more than 40 million people worldwide. It is a leading writer of insurance products marketed at the worksite in the United States, offering policies to employees at more than 278,900 payroll accounts. The company insures one out of four Japanese households and is the largest life insurer in Japan in terms of individual policies in force. In January 2003, AFLAC was the number one insurance company in Fortune magazine's list of "The 100 Best Companies to Work for" and was included in the overall listing for the fifth consecutive year. In March 2003, Fortune also included AFLAC in its annual listing of "America's Most Admired Companies." And in July 2003, Fortune named AFLAC to its list of "America's 50 Best Companies for Minorities." AFLAC's Internet address is aflac.com.

A copy of AFLAC's third quarter report to shareholders can be found on the investor relations page of aflac.com.

AFLAC Incorporated will webcast its third quarter conference call on the investor relations page of aflac.com at 9:00 a.m. (EDT), Thursday, October 23.

AFLAC INCORPORATED AND SUBSIDIARIES CONSOLIDATED SUMMARY OF EARNINGS
(UNAUDITED -- IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2003	2002	% Change

Total revenues	$2,931	$2,707	8.3%

Operating earnings	245	210	16.5
Reconciling items, net of tax
Realized investment gains (losses)	(6)	(3)
SFAS 133	(2)	33

Net earnings	237	240	(1.0)

Operating earnings per share - diluted	.47	.40	17.5
Reconciling items, net of tax:
Realized investment gains (losses)	(.01)	(.01)
SFAS 133	(.01)	.06
Net earnings per share - diluted	.45	.45	--
Net earnings per share - basic	.46	.46	--

Cash dividends paid per share	.08	.06	33.3

Shares used to compute earnings per share (000):
Basic	513,385	516,984	(.7)
Diluted	521,212	527,908	(1.3)

NINE MONTHS ENDED SEPTEMBER 30,

Total revenues	$8,600	$7,591	13.3%

Operating earnings	728	604	20.5
Reconciling items, net of tax:
Realized investment gains (losses)	(16)	(11)
SFAS 133	11	42
Net earnings	723	635	13.9

Operating earnings per share - diluted	1.39	1.14	21.9
Reconciling items, net of tax:
Realized investment gains (losses)	(.03)	(.02)
	SFAS 133.02	.08
Net earnings per share - diluted	1.38	1.20	15.0

Net earnings per share - basic	1.41	1.22	15.6

Cash dividends paid per share	.22	.17	29.4

Shares used to compute earnings per share (000):
Basic	513,888	518,169	(.8)
Diluted	522,793	529,038	(1.2)

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in oral discussions with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," or similar words as well as specific projections of future results, generally qualify as forward-looking. AFLAC undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time in our reports filed with the SEC, could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development; ability to attract and retain qualified sales associates; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with AFLAC's investment activities; significant changes in interest rates; fluctuations in foreign currency rates; deviations in actual experience from pricing and reserving assumptions; level and outcome of litigation; downgrades in the company's credit rating; changes in rating agency policies or practices; subsidiary's ability to pay dividends to parent company, and general economic conditions in the United States and Japan.

Analyst and investor contact - Kenneth S. Janke Jr., (800) 235-2667 - option 3, FAX: (706) 324-6330, or kjanke@aflac.com
Media contact - Laura Kane, (706) 596-3493, FAX: (706) 320-2288, or lkane@aflac.com